CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COWEN INC.
Pursuant to Section 242 of the General Corporation Law
Cowen Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:
FIRST: The amendment effected hereby was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the DGCL.
SECOND: Section 4 of ARTICLE V of the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 3, 2009 as amended on November 2, 2009, December 2, 2016 and May 15, 2017, is hereby amended by deleting Section 4 of ARTICLE V thereof in its entirety and inserting in lieu of such Section 4 of ARTICLE V the following:
4.Special Meetings of the Stockholders. Special meetings of the stockholders for any purpose may be called, and business to be considered at any such meeting may be proposed, at any time exclusively by the (a) Board of Directors, (b) by the Chairman of the Board of Directors, (c) by the Chief Executive Officer, or (d) subject to the applicable provisions of the by-laws of the Corporation, upon a resolution by or affirmative vote of the Board of Directors upon written request of the Secretary of the Corporation from holders of record; provided, such holders of record (i) own, or are acting on behalf of beneficial owners who collectively own, shares representing in the aggregate at least twenty-five percent (25%) of the capital stock of the Corporation issued and outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting and (ii) have complied in full with the requirements set forth in the by-laws of the Corporation. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting; provided, the Board of Directors shall have the authority in its sole and final discretion to submit additional matters in the notice for such special meeting and to cause other business to be transacted at such special meeting.
THIRD: This Certificate of Amendment shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, this Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 28th day of June 2022.
COWEN INC.

By: /s/ Owen S. Littman
Name: Owen S. Littman
Title: Secretary
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